                                                                   EXHIBIT 2.2

                                 FIRST AMENDMENT
                                       TO
                               PURCHASE AGREEMENT

         This First Amendment, dated as of October 5, 1999 (this "First Amendment"), to the Amended and Restated Purchase Agreement, dated as of August 31, 1999, and effective as of August 19, 1999 (the "Amended and Restated Purchase Agreement"), by and among Lady Luck Gaming Corporation, a Delaware corporation (the "Purchaser"), and Gemini, Inc. (d/b/a Lady Luck Casino Hotel), a Nevada corporation ("Gemini"), International Marco Polo's Services, Inc., a Nevada corporation ("IMPS") (Gemini and IMPS being sometimes herein referred to collectively as the "Companies" and individually as a "Company"), and Andrew H. Tompkins (the "Seller"), is entered into by and among the Purchaser, the Companies and the Seller.

                                    RECITALS

         A. The parties have heretofore entered into the Amended and Restated Purchase Agreement, which provides, among other things, for the purchase and sale of all of the issued and outstanding capital stock of the Companies, and the sale and assignment of certain Real Property related to the operation of the Lady Luck Casino & Hotel in Las Vegas, Nevada. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Purchase Agreement.

         B. Pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among Isle of Capri Casinos, Inc., a Delaware corporation ("Isle of Capri"), Isle Merger Corp., a Delaware corporation and a wholly owned subsidiary of Isle of Capri

("Merger Sub"), and the Purchaser, Merger Sub shall be merged with and into the Purchaser, the separate corporate existence of Merger Sub shall cease, and Purchaser shall continue as the surviving corporation and as a wholly owned subsidiary of Isle of Capri (the "Merger").

         C. In connection with the Merger, Isle of Capri has agreed to enter into that certain Credit Agreement establishing a $16,300,000 Senior Secured Bridge Facility (the "Bridge Financing"), to be dated as of the date of funding of the Bridge Financing, between Gamblers Supply Management Company, as Borrower, and Isle of Capri, as Lender (the "Credit Agreement").

         D. The Purchaser, the Companies and the Seller wish to enter into this First Amendment to amend certain provisions of the Amended and Restated Purchase Agreement as contemplated by the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Status of Amended and Restated Purchase Agreement. Except as set forth in this First Amendment, the Amended and Restated Purchase Agreement and each of the exhibits and schedules thereto shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this First Amendment. The terms of this First Amendment shall be effective as of the date of this First Amendment; provided, that if the Merger is not consummated in accordance with the terms of the Merger Agreement or if Isle of Capri defaults upon its obligations under the Credit Agreement, the terms of this First Amendment shall terminate with no further action by any of the parties to this Agreement and the terms of the Amended and Restated Purchase Agreement prior to the execution of this First Amendment shall be reinstated in their entirety; provided further, that notwithstanding the foregoing, the amendments contained in this First Amendment to Sections 2.8(a), 2.9(a) and 6.9 of the Amended and Restated Purchase Agreement shall survive and remain in full force and effect regardless of whether the Merger and Bridge Financing are consummated. To the extent there are inconsistencies between the terms of this First Amendment and the terms of the Amended and Restated Purchase Agreement, the terms of this First Amendment shall prevail.

2. Amendments to the Amended and Restated Purchase Agreement.

         (a) Section 1.1. Section 1.1 of the Amended and Restated Purchase Agreement is hereby modified to (i) delete the following definitions:
    "Adjusted EBITDA," "Cancellation Notice," "Closing," "Due Diligence Period," "Purchase Price" and "Refinancing" and (ii) add or to replace, as applicable, the following definitions, such definitions to be inserted in the appropriate alphabetical order:

              Allocation Schedule: As defined in Section 6.14 of this Agreement.

              Bridge Financing: The $16,300,000 Senior Secured Bridge Facility between Gamblers Supply Management Company, as Borrower, and Isle of Capri Casinos, Inc., as Lender, pursuant the terms and conditions contained in the Bridge Credit Agreement.

              Bridge Credit Agreement: Credit Agreement, to be dated as of the date of funding of the Bridge Financing, between Gamblers Supply Management Company, as Borrower, and Isle of Capri Casinos, Inc., as Lender, in the amount of U.S. $16,300,000.

              Certificate of Merger: The certificate of merger filed with the Secretary of State of the State of Delaware pursuant to the Merger Agreement.

              Claims: As defined in Section 11.10 of this Agreement.

              Closing Date: With respect to the transfer of the First Closing Assets, references to the Closing Date shall mean the First Closing Date and, with respect to the transfer of the Second Closing Assets, references to the Closing Date shall mean the Second Closing Date.

              Damages: As defined in Section 11.10 of this Agreement.

              Effective Time: The date of filing of the Certificate of Merger filed with the Secretary of State of the State of Delaware pursuant to the Merger Agreement or such later date and time as may be specified in the Certificate of Merger.

              Excluded Assets: As defined in Section 2.1(c) of this Agreement.

              Excluded Real Property: As defined in Section 2.1(d) of this Agreement.

              Expiration Date: As defined in Section 11.9 of this Agreement.

              Final S Tax Period: As defined in Section 11.1 of this Agreement.

              First Closing: As defined in Section 2.3 of this Agreement.

              First Closing Assets: As defined in Section 2.1 of this Agreement.

              First Closing Date: As defined in Section 2.3 of this Agreement.

              First Closing Purchase Price: As defined in Section 2.2 of this Agreement.

              Gemini Copyrights: All copyrights, copyright registrations and copyright applications, which, in each case, have been filed with the Copyright Office of the Library of Congress or any similar office or agency of any other country or used in the United States, any state, territory or possession thereof or any other country, and all renewals thereof, which are owned by Gemini.

              Gemini Intellectual Property: The Gemini Trademarks; the Mailing List; the Gemini Copyrights; the Internet Domain Name; all incomes, royalties, damages and payments now or hereafter due or payable under the Gemini Trademarks, the Mailing List, the Gemini Copyrights and the Internet Domain Name; all rights to sue and collect charges and payments for past and future infringements of the Gemini Trademarks, the Mailing List, the Gemini Copyrights and the Internet Domain Name; and all goodwill and business in any way relating to the Trademarks, the Mailing List, the Gemini Copyrights and the Internet Domain Name.

              Gemini Trademarks: All of Gemini's right, title and interest (in the United States and throughout the world) in and to all of Gemini's trademarks, service marks, trade names, trade dress, colors, designs, logos, indicia, corporate names, company names, business names, fictitious business names, trade styles or other source or business identifiers and all registrations and applications to register the same, including, without limitation, the Licensed Trademarks, and all renewals thereof.

              Indemnified Party: As defined in Section 11.11 of this Agreement.

              Indemnifying Party: As defined in Section 11.11 of this Agreement.

              Internet Domain Name: The Internet domain name ladyluck.com.

              Isle Cancellation Notice: As defined in Section 2.9(d) of this Agreement.

              Isle Due Diligence Period: As defined in Section 2.9(a) of this Agreement.

              Isle of Capri: Isle of Capri Casinos, Inc., a Delaware corporation.

              Landlord and Landlords: As defined in Section 8.6 of this Agreement.

              Landlord Estoppel Certificate: As defined in Section 8.8 of this Agreement.

              Mailing List: The mailing list that is owned by Gemini, and currently maintained by IMPS, containing the names and addresses of, and other information regarding, over five million (5,000,000) casino patrons, including, without limitation: (1) all computer disks, magnetic tape and other electronic media upon which such information may be recorded; (2) all filing cabinets, disk and tape storage facilities and other equipment which is used for maintenance or storage of such information; and (3) the books and records that are maintained in connection therewith.

              Merger: The merger of Merger Sub with and into the Purchaser pursuant to the Merger Agreement, following which the separate corporate existence of Merger Sub shall cease and Purchaser will become a wholly owned subsidiary of Isle of Capri.

              Merger Agreement: That certain Agreement and Plan of Merger, dated as of October 5, 1999, by and among Isle of Capri, Merger Sub and the Purchaser, pursuant to which the Merger shall be effected.

              Merger Sub: Isle Merger Corp., a Delaware corporation and wholly owned subsidiary of Isle of Capri.

              Outside Date: As defined in Section 12.1(b) of this Agreement.

              Property Taxes: As defined in Section 11.3(a) of this Agreement.

              Purchaser Cancellation Notice: As defined in Section 2.8(d) of this Agreement.

              Purchaser Claims: As defined in Section 11.10 of this Agreement.

              Purchaser Due Diligence Period: As defined in Section 2.8(a) of this Agreement.

              Purchaser Group: As defined in Section 11.10 of this Agreement.

              Purchaser Indemnitees: As defined in Section 11.3 of this
Agreement.

              Purchaser License Agreement: That certain Exclusive License Agreement dated as of October 5, 1999, by and among the Purchaser, Gemini and the Seller, annexed hereto as Exhibit A.

              Put Option Exercise Period: As defined in Section 6.13 of this Agreement.

              Second Closing: As defined in Section 2.4 of this Agreement.

              Second Closing Assets: As defined in Section 2.1 of this
Agreement.

              Second Closing Date: As defined in Section 2.4 of this Agreement.

              Second Closing Purchase Price: As defined in Section 2.2 of this Agreement.

              Section 338(h)(10) Election: As defined in Section 6.14 of this Agreement.

              Seller Claims: As defined in Section 11.10 of this Agreement.

              Seller Group: As defined in Section 11.10 of this Agreement.

              Seller Put Option: As defined in Section 6.13 of this Agreement.

              Services Agreement: That certain Services Agreement dated as of October 5, 1999, between Gemini and IMPS, annexed hereto as Exhibit C.

              Straddle Period: As defined in Section 11.3(a) of this Agreement.

              Tax Claim: As defined in Section 11.6 of this Agreement.

              Title Insurance Company: As defined in Section 2.7(a) of this Agreement.

              (b) Article 2. Article 2 of the Amended and Restated Purchase Agreement is hereby deleted in its entirety and replaced with the following:

              "2. Purchase and Sale.

         2.1 Sale, Purchase and Delivery of Purchased Assets; Excluded Assets. Subject to the terms and conditions of this Agreement:

              (a) the Seller and Gemini hereby agree to sell and, on the First Closing Date (as defined below), shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and Gemini, free and clear of all Liens, all of the Seller's right, title and interest in and to the IMPS Shares and all of Gemini's right, title and interest in and to the Gemini Intellectual Property and the Company License Agreement (the "First Closing Assets").

              (b) the Seller hereby agrees to sell and, on the Second Closing Date (as defined below), shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, free and clear of all Liens (other than, with respect to paragraphs (2) - (5) below, Permitted Liens), all of the Seller's right, title and interest in and to the following assets, properties, privileges, claims and rights (collectively, the "Second Closing Assets" and, together with the First Closing Assets, the "Purchased Assets"):

                   (1)  the Gemini Shares;

                   (2) the Fee Property and all Real Property in any way appertaining to the Fee Property;

                   (3) the Hotel/Casino Facilities, including all buildings and improvements forming a part thereof;

                   (4) the Real Property Leases, the Hotel/Casino Lease and the Leased Parcels; and

                   (5)  all goodwill of the Business.

              (c) The Assets of the Seller set forth on Schedule 2.1(b) are not included in the Purchased Assets and no rights in or to such assets are to be transferred pursuant to this Agreement (the "Excluded Assets"). To the extent any of the Excluded Assets are located in the Hotel/Casino Facilities, the Seller, at his expense, shall have the right to remove the same at any time within thirty (30) days after the Second Closing
         Date (provided that the Seller shall repair any damage caused by such removal).

              (d) The Real Property owned by Gemini set forth on Schedule 2.1(c) is not included in the Purchased Assets and no rights, interest or title in such Real Property are to be transferred pursuant to this Agreement (the "Excluded Real Property"). Notwithstanding anything to the contrary contained herein, the Seller, at his expense, shall transfer all right, title and interest in the Excluded Real Property from Gemini to the Seller prior to the Second Closing Date. In connection with such transfer, the Seller shall refinance or assume all indebtedness relating to the Excluded Real Property, shall take commercially reasonable steps to cause Gemini to be released from all such indebtedness and shall deliver to the Purchaser at the Second Closing an agreed upon form of indemnification undertaking with respect to any liabilities associated with the Excluded Real Property. The indemnification provided under this Section 2.1(d) shall be separate from, and not subject to the terms of, the Seller's general indemnification obligations under Sections 11.10 through 11.12 of this Agreement.

         2.2 Purchase Price. The aggregate purchase price for the First Closing Assets shall be Thirty One Million Dollars ($31,000,000) (the "First Closing Purchase Price") and shall be paid on the First Closing Date by the Purchaser by wire transfer of immediately available funds in such amounts and to such accounts as designated by the Seller on or before the First Closing Date. The aggregate purchase price for the Second Closing Assets shall be Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (the "Second Closing Purchase Price") and shall be paid on the Second Closing Date by the Purchaser by wire transfer of immediately available funds in such amounts and to such accounts as designated by the Seller on or before the Second Closing Date.

         2.3 First Closing.

              (a) Subject to the terms and conditions of this Agreement, the sale, assignment and purchase of the First Closing Assets pursuant to
         Section 2.1(a) of this Agreement shall take place at a closing (the "First Closing") at the offices of Purchaser's counsel in Nevada at 10:00 a.m., local time, on the date which is ten Business Days after the satisfaction or waiver of all conditions to the First Closing, but not prior to the date of the closing of the Merger or at such other time and place as the Seller and the Purchaser mutually shall agree, but not prior to the date of the closing of the Merger (it being understood that the desire of the parties is to consummate the First Closing on the closing date of the Merger); provided, that the First Closing shall take place on the date of the closing of the Merger if all conditions to the First Closing have been satisfied (or could be satisfied if the First Closing were to occur) or waived on or prior to such date (the day on which the First Closing takes place is referred to herein as the "First Closing Date").

              (b) At the First Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

                   (1) certificates representing the IMPS Shares, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank by the Seller, with any requisite documentary or stock transfer taxes affixed thereto;

                   (2) the certificates required by Sections 7.1 and 7.2 hereof;

                   (3) certificates issued by the Secretary of State of Nevada evidencing, as of a recent date, the good standing of IMPS and Gemini in the State of Nevada;

                   (4) copies of the Articles of Incorporation, including all amendments thereto, of IMPS and Gemini, certified by the Secretary of State or other appropriate official of the State of Nevada;

                   (5) copies of the By-laws, including all amendments thereto, of IMPS, certified by the Secretary of IMPS;

                   (6) copies of the By-laws, including all amendments thereto, of Gemini, certified by the Secretary of Gemini;

                   (7) resolutions adopted by the Board of Directors of IMPS authorizing the transactions contemplated hereby, certified by the Secretary of IMPS;

                   (8) resolutions adopted by the Board of Directors of Gemini authorizing the transactions contemplated hereby, certified by the Secretary of Gemini;

                   (9) certificate of the Secretary of IMPS to the effect that there have been no amendments to the applicable charter documents and resolutions referred to in Sections 2.3(b)(4), 2.3(b)(5) and 2.3(b)(7) hereof since the date of the certifications referred to in such subsections;

                   (10) certificate of the Secretary of Gemini to the effect
                        that there have been no amendments to the applicable charter documents and resolutions referred to in Sections 2.3(b)(4), 2.3(b)(6) and 2.3(b)(8) hereof since the date of the certification referenced to in such subsections;

                   (11) the Consent of any Person required for the consummation by the Seller or Gemini of the transactions contemplated hereby;

                   (12) the documents, instruments and other certificates
                        required to be delivered by Seller and Gemini to the Purchaser pursuant to Section 7.6 of this Agreement;

                   (13) a duly executed bill of sale and assignment, in form and substance reasonably acceptable to the Purchaser, transferring to the Purchaser all interests of Gemini in the Company License Agreement to be transferred to the Purchaser hereunder; and

                   (14) a duly executed assignment, in form and substance
                        reasonably acceptable to the Purchaser, transferring to the Purchaser all of Gemini's right, title and interest in and to the Gemini Intellectual Property.

              (c) At the First Closing, the Purchaser shall deliver to the Seller, the following:

                   (1) the First Closing Purchase Price, which shall be paid as set forth in Section 2.2 of this Agreement;

                   (2) the certificates required by Sections 9.1 and 9.2 hereof;

                   (3) resolutions adopted by the Board of Directors of the Purchaser authorizing the transactions contemplated hereby, certified by the Secretary of the Purchaser;

                   (4)  the Purchaser License Agreement; and

                   (5) the Consent of any Person required for the consummation by the Purchaser of the transactions contemplated hereby.

              (d) In addition to the deliveries provided in Sections 2.3(b) and
         (c), each of the parties hereto shall deliver all other documents and instruments required to be delivered by either of them at or prior to the First Closing Date pursuant to this Agreement or reasonably required to effectuate the transactions provided for herein.

         2.4 Second Closing.

              (a) Subject to the terms and conditions of this Agreement, the sale, assignment and purchase of the Second Closing Assets pursuant to
         Section 2.1(b) of this Agreement shall take place at a closing (the "Second Closing") at the offices of Purchaser's counsel in Nevada at 10:00 a.m., local time, on the date which is ten Business Days after the satisfaction or waiver of all conditions to the Second Closing, but not prior to the First Closing Date, or at such other time and place as the Seller and the Purchaser mutually shall agree, but not prior to the date of the closing of the Merger; provided, that the Second Closing shall take place on the date of the closing of the Merger if all conditions to the Second Closing have been satisfied (or could be satisfied if the Second Closing were to occur) or waived on or prior to such date (the day on which the Second Closing takes place is referred to herein as the "Second Closing Date").

              (b) At the Second Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

                   (1) certificates representing the Gemini Shares, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank by the Seller, with any requisite documentary or stock transfer taxes affixed thereto;

                   (2)  certificates required by Sections 8.1 and 8.2 hereof;

                   (3) a certificate issued by the Secretary of State of Nevada evidencing, as of a recent date, the good standing of Gemini in the State of Nevada;

                   (4) copies of the Articles of Incorporation including all amendments thereto, of Gemini, certified by the Secretary of State or other appropriate official of the State of Nevada;

                   (5) copies of the By-laws, including all amendments thereto, of Gemini, certified by the Secretary of Gemini;

                   (6) resolutions adopted by the Board of Directors of Gemini authorizing the transactions contemplated hereby, certified by the Secretary of Gemini;

                   (7) certificate of the Secretary of Gemini to the effect that there have been no amendments to the applicable charter documents and resolutions referred to in Sections 2.3(b)(4), 2.3(b)(6) and 2.3(b)(8) hereof since the date of the certifications referred to in such subsections;

                   (8) the Consent of any Person required for the consummation by the Seller or Gemini of the transactions contemplated hereby;

                   (9) such other instruments as may be reasonably requested by the Purchaser evidencing the transfer of all rights and interests of the Seller in the Leased Parcels and the transfer of all right, title and interest of the Seller in the Fee Property and the Hotel/Casino Facilities to the Purchaser, including the following:

                        (a) Assignment of Tenant's Interest in Ground Lease (FNB Lease);

                        (b) Assignment of Tenant's Interest in Ground Lease (Garside Lease);

                        (c) Assignment of Tenant's Interest in Lease (Parking Garage Lease);

                        (d) Grant Bargain Sale Deed for each of the parcels contained in the Fee Property;

                        (e) Grant Bargain Sale Deed and Bill of Sale for the Hotel/Casino Facilities;

                        (f)  all necessary title affidavits;

                        (g) an affidavit, dated the Second Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980);

                        (h) to the extent not previously provided, copies of executed counterparts of the Leases and all amendments thereto (nothing contained herein shall be deemed to prohibit the Seller from retaining additional copies of all or any thereof);

                        (i) the Landlord Estoppel Certificates which the Seller is required to obtain pursuant to the provisions of
                             Section 8.8;

                        (j) the Consents of the Landlords to the assignment of the Leases which the Seller is required to obtain pursuant to the provisions of Section 8.9;

                        (k) originals of all Licenses and Permits being assigned to the Purchaser at the Closing, to the extent such originals are in the possession of the Seller;

                        (l) letter notices to Landlords, duly executed by the Seller, advising Landlords of the assignment of the Leases and directing that notices thereafter be sent to Purchaser or its designee;

                        (m) such affidavits of title and other instruments and documents as may be reasonably required to consummate the transactions herein contemplated, and as may be reasonably required by the Title Insurance Company to cure and/or modify the exceptions and/or objections to title in accordance with Section 2.7 of this Agreement;

                        (n) Non-Disturbance Agreements from any mortgages of fee interest of the ground lessor under the Real Property Leases with priority over the Real Property Leases;

                        (o) originals of each bill for current real estate Taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same had been paid), to the extent in the Seller's possession or control (nothing contained herein shall be deemed to prohibit the Seller from retaining additional copies of all or any thereof).

                   (10) ALTA Owner's title insurance policy from the Title
                        Insurance Company in the amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000) with respect to the Leased Parcels and the Fee Property (the premium for CLTA coverage being paid by the Seller and the remaining premium being paid by the Purchaser); and

                   (11) an assignment, duly executed by the Seller, of all
                        warranties and guarantees, if any, in effect as of the Second Closing Date.

              (c) At the Second Closing, the Purchaser shall deliver to the Seller the following:

                   (1) the Second Closing Purchase Price, which shall be paid as set forth in Section 2.2 of this Agreement;

                   (2) the certificates required by Sections 10.1 and 10.2 hereof;

                   (3) resolutions adopted by the Board of Directors of the Purchaser authorizing the transactions contemplated hereby, certified by the Secretary of the Purchaser;

                   (4) the Consent of any Person required for the consummation by the Purchaser of the transactions contemplated hereby; and

                   (5)  a duly executed Assumption of Leases.

              (d) In addition to the deliveries provided in Sections 2.4(b) and
         (c), each of the parties hereto shall deliver all other documents and instruments required to be delivered by either of them at or prior to the Second Closing Date pursuant to this Agreement or reasonably required to effectuate the transactions provided for herein.

         2.5 Proceedings at the First Closing and the Second Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the First Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. All proceedings to be taken and all documents to be executed and delivered by all parties at the Second Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         2.6 Adjustments and Prorations.

              (a) The following matters and items set forth in clause (1) of this Section 2.6(a) pertaining to the Gemini Intellectual Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 9:00 a.m. on the First Closing Date. Net credits in favor of the Purchaser shall be deducted from the balance of the First Closing Purchase Price at the First Closing and net credits in favor of the Seller or Gemini, as applicable, shall be paid in cash at the First Closing. Unless otherwise indicated below, the Seller or Gemini, as applicable, shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of 9:00 a.m. on the First Closing Date (whether or not due, owing or delinquent as of 9:00 a.m. on the First Closing Date) and the Purchaser shall receive a credit to the extent any of the following items shall have been paid prior to the First Closing Date to the extent the payment thereof relates to any period of time after 9:00 a.m. on the First Closing Date.

                   (1) License Fee Payments. License fee payments and other charges payable under the License Agreement and the Company License Agreement. If as of the First Closing Date, there are license fee payments or other charges owed and not yet paid to Gemini or IMPS under the License Agreement or the Company License Agreement, Gemini shall receive payment in cash for such amount at the First Closing.

              (b) The following matters and items set forth in clauses (1) and
         (2) of this Section 2.6(b) pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 9:00 a.m. on the Second Closing Date. Net credits in favor of the Purchaser shall be deducted from the balance of the Second Closing Purchase Price at the Second Closing and net credits in favor of the Seller shall be paid in cash at the Second Closing. Unless otherwise indicated below, the Purchaser shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of 9:00 a.m. on the Second Closing Date (whether or not due, owing or delinquent as of 9:00 a.m. on the Second Closing
         Date) and the Seller shall receive a credit to the extent any of the following items shall have been paid prior to the Second Closing Date to the extent the payment thereof relates to any period of time after 9:00 a.m. on the Second Closing Date.

                   (1) Taxes and Assessments. All nondelinquent ad valorem Taxes, special or general assessments, real property Taxes, personal property Taxes and any municipal License and Permit fees. If the amount of any such item is not ascertainable on the Second Closing Date, the credit therefor shall be based on the most recent available bill and adjusted as necessary post-Second Closing as contemplated in Section 11.5.

                   (2) Rent under the Real Property Leases and the Hotel/Casino Lease. Rents and other charges payable under the Real Property Leases and the Hotel/Casino Lease. If as of the Second Closing Date, there are past due rents or other charges owed under the Real Property Leases, the Purchaser shall receive a credit for such amount against the Second Closing Purchase Price.

              (c) The parties agree to make such post-First Closing and post-Second Closing adjustments and readjustments as may be required due to errors and omissions in the First Closing and Second Closing adjustments, as applicable. If information is not available to make any adjustments at the First Closing or the Second Closing, as applicable, the same shall not be deemed a ground for adjournment of the First Closing or the Second Closing and such adjustment shall be made as soon as practicable after such information is available. The provisions of
         Section 2.6(a) shall survive the First Closing for one year and the provisions of Section 2.6(b) shall survive the Second Closing for one year.

         2.7 Title Insurance and Ability of Seller to Convey.

              (a) Within 30 days from the date hereof, the Seller shall cause title to the Property to be searched and examined by a title insurance company reasonably acceptable to the Purchaser (the "Title Insurance Company") and shall deliver to the attorneys for Purchaser the title report for the issuance of an ALTA Owner's policy, including the tax search, survey readings, all other accompanying searches and all underlying title exception documents together with an ALTA survey of the Property performed by a surveyor licensed by the State of Nevada and reasonably acceptable to the Purchaser. The Purchaser, at the Purchaser's sole cost and expense, shall cause the title commitment to the Property to be delivered to the Purchaser's attorneys for the issuance of an ALTA Owner's policy; provided, that such cost of the title commitment shall be reimbursed to the Purchaser by the Seller on the Second Closing Date should the transactions provided for herein close. The Seller agrees to take all reasonably necessary actions as will enable the Title Insurance Company to delete (i) any exceptions from the said commitment that are not listed among the Permitted Liens and (ii) all Liens referenced in clause (v) of the definition of Permitted Liens that have been recorded against the Property. If any objections appear in any subsequent report, the Purchaser shall notify the attorneys for the Seller promptly after becoming aware of same and, if the Seller is unable to remedy such objections prior to the Second Closing, the Purchaser hereby grants to the Seller a reasonable adjournment of the Second Closing Date during which time the Seller shall reasonably attempt to remedy same. The premium for CLTA coverage shall be paid by the Seller and the remaining premium shall be paid by the Purchaser.

              (b) Notwithstanding anything contained herein to the contrary, the Seller shall eliminate all mortgages and security interests regardless of amount and any other Liens affecting the Property, other than Permitted Liens, which Liens secure a liquidated sum of money.

              (c) The Seller shall not, between the date hereof and the Second Closing Date, subject the Property to any Lien or other encumbrance to title except (i) Permitted Liens and (ii) Liens or other encumbrances to the extent that the same will be discharged of record at or before the Second Closing, and the Seller shall discharge same of record at or before the Second Closing.

              (d) If at the Second Closing there shall be any Liens affecting the Property in addition to the Permitted Liens, the Seller may require the Purchaser to apply such portion of the Second Closing Purchase Price as shall be necessary to discharge such Liens; provided, that at or prior to the Second Closing, the Seller shall have delivered to the Purchaser instruments satisfactory to the Title Insurance Company and sufficient to discharge the same of record.

         2.8 Purchaser's Inspection of the Property; Due Diligence.

              (a) The Purchaser shall have the right to continue for a period of thirty (30) days after the date of this First Amendment (the "Purchaser Due Diligence Period") to enter upon the Property during reasonable hours for the purpose of inspection of the Property and preparing engineering surveys and environmental reports and such other tests and inspections as the Purchaser may reasonably desire, including a Phase II environmental inspection, that includes sampling and report. Any such inspections and tests shall be performed at the sole cost of the Purchaser. The Purchaser will not create or cause to be created any claim against or Lien upon the Property, nor otherwise impair the Seller's estate or unreasonably interfere in any manner with the regular conduct of business upon the Property. The Purchaser shall repair and restore to its original condition any portion of the Property damaged, altered or disturbed as a result of such inspections and the Purchaser shall indemnify and hold the Seller and the Companies harmless from any and all liability damage, claims or injury lawsuits resulting from the acts or omissions of the Purchaser, its employees, agents or contractors related to such inspection of the Property. The Purchaser's obligations under this
         Section 2.8(a) shall survive the First Closing and the Second Closing or earlier termination of this Agreement.

              (b) The Seller shall, as promptly as practicable after the execution of this Agreement, to the extent not previously provided and to the extent in the Seller's possession or control, provide or cause to be provided to the Purchaser copies of the Leases; material service contracts; material Contracts; material Licenses and Permits; insurance policies; material personal property, inventory and fixture lists; current real estate tax bills/receipts; as-built plans and specifications; existing surveys; existing title reports and policies; existing engineering, property condition or environmental reports; and such other material documents regarding the operation of the Business and Properties as the Purchaser may reasonably request. The Seller shall, to the extent such items exist and are in the Seller's or the Companies' possession or control, provide or cause to be provided to the Purchaser the items set forth on the Outstanding Due Diligence list annexed hereto as Exhibit B (other than those certain projections requested in Section I.4 and I.5(b) which are being prepared by the Purchaser) as promptly as practicable after the execution of this Agreement but in any case at least twenty (20) days prior to the end of the Purchaser Due Diligence Period.

              (c) In addition to Purchaser's rights under Section 2.8(a) and
         (b), during the Purchaser Due Diligence Period, the Seller shall permit the Purchaser and its representatives full access to the books, records, facilities, properties, assets and operations of the Companies; provided, that such access shall not interfere with the normal business and operations of the Companies. The Seller shall arrange for the Purchaser and its representatives to discuss with appropriate officers, employees and representatives of the Companies such matters related to the transactions provided for herein as the Purchaser may reasonably request; provided that a representative of or counsel to the Seller and the Companies is present.

              (d) Subject to Section 6.13 of this Agreement, the Special Committee shall have the right to cancel this Agreement on behalf of the Purchaser at any time during the Purchaser Due Diligence Period if, as a result of its due diligence review, the Special Committee shall have discovered any matter which the Special Committee reasonably believes would be materially adverse to the Business or its prospects and such matter was not known by the Special Committee or its counsel prior to the onset of the Purchaser Due Diligence Period, by notice to the Seller given prior to the expiration of the Purchaser Due Diligence Period (the "Purchaser Cancellation Notice"), following which all parties shall be released from any further obligation under this Agreement. Without limiting the foregoing, any information set forth in the Limited Asbestos Survey, dated as of October 25, 1996, and in the Operations Maintenance Plan, dated as of November 4, 1996, both prepared for The Lady Luck Casino Hotel by Terracon Consultants Western, Inc., shall be deemed to be known by the Purchaser."

         2.9 Isle of Capri's Inspection of the Property; Due Diligence.

              (a) Isle of Capri shall have the right to continue for a period of thirty (30) days after the date of this First Amendment, (the "Isle Due Diligence Period") to enter upon the Property during reasonable hours for the purpose of inspection of the Property and preparing engineering surveys and environmental reports and such other tests and inspections as Isle of Capri may reasonably desire, including a Phase II environmental inspection, that includes sampling and report. Any such inspections and tests shall be performed at the sole cost of Isle of Capri. Isle of Capri will not create or cause to be created any claim against or Lien upon the Property, nor otherwise impair the Seller's estate or unreasonably interfere in any manner with the regular conduct of business upon the Property. Isle of Capri shall repair and restore to its original condition any portion of the Property damaged, altered or disturbed as a result of such inspections and shall indemnify and hold the Seller and the Companies harmless from any and all liability damage, claims or injury lawsuits resulting from the acts or omissions of Isle of Capri, its employees, agents or contractors related to such inspection of the Property. Isle of Capri's obligations under this
         Section 2.9(a) shall survive the First Closing and the Second Closing or earlier termination of this Agreement.

              (b) The Seller shall, as promptly as practicable after the execution of this Agreement, to the extent not previously provided and to the extent in the Seller's possession or control, provide or cause to be provided to Isle of Capri copies of the Leases; material service contracts; material Contracts; material Licenses and Permits; insurance policies; material personal property, inventory and fixture lists; current real estate tax bills/receipts; as-built plans and specifications; existing surveys; existing title reports and policies; existing engineering, property condition or environmental reports; and such other material documents regarding the operation of the Business and Properties as Isle of Capri may reasonably request. The Seller shall, to the extent such items exist and are in the Seller's or the Companies' possession or control or can be obtained through reasonable commercial efforts, provide or cause to be provided to Isle of Capri the items set forth on the Outstanding Due Diligence list annexed hereto as Exhibit B as promptly as practicable after the execution of this Agreement but in any case at least twenty (20) days prior to the end of the Isle Due Diligence Period.

              (c) In addition to Isle of Capri's rights under Section 2.9(a) and
         (b), during the Isle Due Diligence Period, the Seller shall permit Isle of Capri and its representatives full access to the books, records, facilities, properties, assets and operations of the Companies; provided, that such access shall not interfere with the normal business and operations of the Companies. The Seller shall arrange for Isle of Capri and its representatives to discuss with appropriate officers, employees and representatives of the Companies such matters related to the transactions provided for herein as Isle of Capri may reasonably request; provided that a representative of or counsel to the Seller and the Companies is present.

              (d) Subject to Section 6.13 of this Agreement, Isle of Capri shall have the right to cancel this Agreement on behalf of the Purchaser at any time during the Isle Due Diligence Period (and effective only after the consummation of the Merger pursuant to the terms of the Merger Agreement) if, as a result of its due diligence review, Isle of Capri shall have discovered any matter which Isle of Capri reasonably believes would be materially adverse to the Business or its prospects and such matter was not known by Isle of Capri or its counsel prior to the onset of the Isle Due Diligence Period, by notice to the Seller given prior to the expiration of the Isle Due Diligence Period (the "Isle Cancellation Notice"), following which all parties shall be released from any further obligation under this Agreement. Without limiting the foregoing, any information set forth in the Limited Asbestos Survey, dated as of October 25, 1996, and in the Operations Maintenance Plan, dated as of November 4, 1996, both prepared for The Lady Luck Casino Hotel by Terracon Consultants Western, Inc., shall be deemed to be known by Isle of Capri."

         (c) Section 4.5. Section 4.5 of the Amended and Restated Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         "4.5 Bringdown of Representations and Warranties. All representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the First Closing Date and the Second Closing Date, except for such representations and warranties relating to the First Closing Assets which shall be true and correct only on and as of the First Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date)."

         (d) Section 5.11. Section 5.11 of the Amended and Restated Purchase Agreement is hereby deleted in its entirety and replaced with the following:

             "Section 5.11. Bringdown of Representations and Warranties. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the First Closing Date and the Second Closing Date with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date)."

         (e) Articles 6, 7 and 8. Articles 6, 7 and 8 of the Amended and Restated Purchase Agreement are hereby deleted in their entirety and replaced with the following and Articles 6 through 10, all subsequent Articles and Sections shall be appropriately renumbered and all cross-references to such Articles and Sections shall be appropriately renumbered:

         "6.  Conduct of Business Prior to the Closing and Other Agreements.

              The parties hereto covenant and agree as follows:

         6.1  Conduct of Business

              (a) Except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, each of the Seller and Gemini, from and after the date of this Agreement until the Second Closing Date, and IMPS, from and after the date of this Agreement until the First Closing Date, will use reasonable efforts consistent with good business judgment to preserve the present business organization of each of Gemini and IMPS intact, preserve the present relationships of each of Gemini and IMPS with Persons having material business dealings with each of Gemini and IMPS, generally operate the Business and Properties in the ordinary and regular course consistent with their prior practices and maintain all Insurance and Licenses and Permits necessary for the ownership or conduct of their respective business as currently conducted.

              (b) Except as specifically contemplated by this Agreement, including the Schedules attached hereto, or as otherwise consented to in writing by the Purchaser, the Seller will cause Gemini, during the period from the date of this Agreement to the Second Closing, and IMPS, during the period from the date of this Agreement to the First Closing, to:

                   (1) carry on its business only in the ordinary course in substantially the same manner as heretofore conducted;

                   (2) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of Gemini and IMPS, (ii) keep available (subject to dismissals, voluntary departures and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of Gemini and IMPS, (iii) maintain the Assets and properties of Gemini and IMPS in good working order and condition, ordinary wear and tear excepted, (iv) maintain the goodwill of customers, suppliers, lenders and other persons to whom Gemini or IMPS sells goods or provides services or with whom Gemini or IMPS otherwise has significant business relationships, and (v) continue all current sales, marketing and promotional activities relating to the business and operations of Gemini and IMPS;

                   (3) except to the extent required by applicable Law, cause the books and records of Gemini and IMPS to be maintained in the usual, regular and ordinary manner;

                   (4) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage of insurance on Gemini's and IMPS's properties and Assets as are currently in effect;

                   (5)  not amend its Articles of Incorporation or By-laws;

                   (6) not acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization;

                   (7) not alter its outstanding capital stock or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock (in cash or otherwise), or purchase or redeem any shares of its capital stock;

                   (8) not issue or sell (or agree to issue or sell) any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

                   (9) not incur, other than in the ordinary course of business consistent with past practice, any material indebtedness for borrowed money (including through the issuance of debt securities) or vary in any material manner the terms of any material existing indebtedness, except that the indebtedness under the Credit Agreement may be modified if advantageous to the Borrowers and if such modification does not materially and adversely affect the ability of any party to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement;

                   (10) except to the extent required by applicable Law, not
                        permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the

                        Companies, (B) any method of calculating any bad debt, contingency or other reserve of the Companies for accounting, financial reporting or tax purposes, (C) its accounting procedures or practices or (D) the fiscal year of the Companies;

                   (11) not make or change any Tax election, file any amended
                        Tax Return, change its Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, compromise or settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take or omit to take any other required action relating to Taxes without the written consent of the Purchaser, which shall not be unreasonably withheld;

                   (12) except in connection with the ordinary conduct of the
                        Business consistent with past practice and except to the extent required by applicable Law, (i) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any Consent with respect to (A) any Lease, IP Agreement or Material Contract or any Contract to which Gemini or IMPS is a party that would, if in existence on the date of this Agreement, be deemed a Material Contract or (B) any material License, Permit or Consent, or (ii) not grant any irrevocable powers of attorney;

                   (13) not violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Licenses and Permits or Consent held or used by Gemini or IMPS or any material Contract to which Gemini or IMPS is a party or by which any of its Assets and properties is bound, which violation, breach or default could reasonably be expected to have a Material Adverse Effect;

                   (14) not make capital expenditures or commitments for
                        additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $50,000 per annum unless required under the Credit Agreement;

                   (15) not dispose of, or incur any Lien (other than a
                        Permitted Lien) on, any Assets and properties of Gemini or IMPS, material individually or in the aggregate other than in the ordinary course of business consistent with past practice;

                   (16) not write off or write down any of its Assets and
                        properties, outside the ordinary course of business consistent with past practice;

                   (17) not take any action that would be reasonably likely to cause any of the representations or warranties of the Seller contained in this Agreement to be untrue in any material respect;

                   (18) not increase the compensation payable or to become
                        payable by Gemini and IMPS to their respective employees, except for increases in salary or wages in the ordinary course of business consistent with past practices or as required by applicable Law, or grant any severance or termination pay (except as required by current agreement, policy or by applicable Law);

                   (19) not sell, transfer, license or otherwise dispose of, or permit to lapse or expire, any material Intellectual Property or any interest therein; or

                   (20) not agree to take any of the actions set forth in the foregoing subparagraphs 5 through 19.

              (c) The Seller covenants with the Purchaser that subsequent to the date of this Agreement and prior to the Second Closing:

                   (1) The Seller, without the Purchaser's prior written consent, (i) will not modify or amend the Real Property Leases or the Hotel/Casino Lease and (ii) will not terminate the Real Property Leases or the Hotel/Casino Lease.

                   (2) Subject to applicable Law, the Seller shall permit the Purchaser and its authorized representatives, during usual business hours, to inspect the Property and to examine the operational records of the Seller with respect thereof.

                   (3) The Seller shall pay or make, as and when due and payable, all payments of principal and interest and all deposits required to be paid or made under any mortgage or deed of trust encumbering the Property.

                   (4) The Seller shall not permit Gemini, until the Second Closing Date, and IMPS, until the First Closing Date, to enter into any transaction with an Affiliate, or to amend or modify existing agreements with Affiliates, except for the Purchaser License Agreement and the Services Agreement, and except in the ordinary course of business consistent with past practice or except with the written consent of the Purchaser, which shall not be unreasonably withheld.

              (d) The Purchaser, from and after the First Closing Date, shall preserve the present business organization of IMPS intact, preserve the present relationships of IMPS with Gemini, the Seller and any other person having material business dealings with IMPS, including the provision of and payment for marketing services performed by IMPS relating to the Business and Properties, generally operate the business of IMPS in the ordinary and regular course consistent with prior practice and maintain all Insurance and Licenses and Permits necessary for the ownership or conduct of its business as currently conducted; provided, however that, this covenant shall expire and be of no further force or effect upon the provision of not less than ninety (90) days notice to Gemini and the Seller that Purchaser has elected not to continue the operation of IMPS and that Gemini and the Seller may retain IMPS personnel.

         6.2 Consents. Each of the parties hereto will use its good faith efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all Consents, including without limitation, all necessary filings under the HSR Act.

         6.3 Cooperation; Further Assurances.

              (a) Each of the Seller, Gemini and IMPS, upon request by the Purchaser, shall use its commercially reasonable efforts to provide the Purchaser, its counsel, accountants and other authorized representatives with such information concerning Gemini and IMPS as may be reasonably necessary for the Purchaser to ascertain the accuracy and completeness of the information supplied by or on behalf of Gemini and IMPS and to verify Gemini's and IMPS' performance of and compliance with its warranties and covenants herein contained.

              (b) The parties hereto agree to (i) cooperate with each other in determining whether any filings are required to be made or Consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such Consents, and (ii) pursue all reasonable commercial efforts to obtain promptly the satisfaction of the conditions to the First Closing and the Second Closing. Each party hereto shall furnish to each other and each other's counsel all such information as may be reasonably available to such party and as may be reasonably required in order to effectuate the foregoing actions.

         6.4 Investment Assurances. The Seller and the Purchaser have discussed certain capital expenditures, investments and other changes in the Business and Properties. To the extent permitted by the Nevada gaming authorities, the Seller and each Company agree that they will (i) cooperate with the Purchaser in connection with any reasonable suggestions made by the Purchaser regarding such capital expenditures, investments and other changes in the Business and Properties and (ii) take commercially reasonable steps to implement the suggestions referred to in clause (i) of this sentence; provided that neither the Seller nor either Company shall be obligated to implement such suggestions.

         6.5 Notification of Certain Matters. The parties hereto each agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the First Closing Date or the Second Closing Date, as applicable, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.6 Litigation Prior to Effective Time. Each of Gemini and IMPS shall advise the Purchaser in writing promptly of the assertion, commencement or threat of any claim, litigation, proceeding or investigation where a restraining order, injunction, or preliminary injunction is sought or the amount claimed is in excess of $100,000, in which Gemini or IMPS is or may be made a party or by which the Assets or the business of Gemini or IMPS may be affected or which relates to or may affect the transactions contemplated hereby.

         6.7 Supplements to Schedules. Prior to the First Closing and the Second Closing, the parties hereto will supplement or amend those portions of the Seller Disclosure Schedule relating to the representations and warranties in Articles 3, 4 and 5 hereof with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, that any such supplemental disclosure shall not be deemed to have cured any breach of any representation or warranty made as of the date hereof for purposes of the indemnification obligations hereunder (or to have modified any representation or warranty made as of the date hereof for purposes of determining whether the conditions to the First Closing or the Second Closing, including the continued accuracy of the representation and warranty set forth in Section 3.8(a), have been met) but the Seller Disclosure Schedule shall be deemed to have been amended and to have cured any breach of any representation or warranty made as of the First Closing Date or the Second Closing Date, as applicable, for purposes of the indemnification obligations hereunder.

         6.8 No Other Representations or Warranties. Except for the representations and warranties of Seller and the Companies expressly contained in this Agreement, neither the Seller, nor the Companies nor any other person acting for either of them makes any other representation or warranty, express or implied, and the Seller and the Companies hereby disclaim any such representation or warranty, with respect to the execution, delivery or performance by the Seller of this Agreement notwithstanding the delivery or disclosure to the Purchaser or any of its affiliates or any other person of any documentation or other information by the Seller or the Companies or any of their respective representatives or any other person with respect to any of such matters.

         6.9 Sale of Common Stock by the Seller. Purchaser and the Companies agree that the Seller's execution of the Merger Agreement and the Stockholder Support Agreement (as defined in the Merger Agreement) in the form attached as an exhibit to the Merger Agreement, and the sale by the Seller of the Purchaser Common Stock in accordance with the terms of the Stockholder Support Agreement (as defined in the Merger Agreement) and the Merger Agreement, shall not be deemed a violation of Section 6.9 of the Amended and Restated Purchase Agreement.

         6.10 Gaming Approvals. Promptly after the execution of this Agreement, the Purchaser, accompanied by a representative of the Seller, shall notify the Chairman of the Nevada State Gaming Control Board and the Chairman of the Nevada Gaming Commission of the existence of this Agreement and shall promptly thereafter file all necessary applications in good faith for the Purchaser and all Persons required in order to obtain the necessary approvals and licenses from all applicable agencies in order to consummate the transactions contemplated hereby, and shall make every commercially reasonable effort to place the applications for such approvals on the agenda in all applicable jurisdictions, as soon as possible. All written communications between the Purchaser and any Nevada Governmental Authority or official shall promptly be delivered to the Seller and a written summary of any material telephonic communications that would affect the approval process shall be promptly delivered to the Seller.

         6.11 Availability of Funds. The Purchaser shall use reasonable commercial efforts to consummate the Merger Agreement on terms reasonably acceptable to the Purchaser, following which and assuming consummation, the Purchaser shall have available funds at least equal to the First Closing Purchase Price and the Second Closing Purchase Price, in the aggregate, and the expenses of the Purchaser incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby.

         6.12 Maintenance of Hotel/Casino Facilities. Seller and the Companies agree to maintain, at no expense to the Purchaser or any of Purchaser's subsidiaries, the condition of the Hotel/Casino Facilities and all other facilities related to the Business such that, upon the consummation of the Second Closing, the condition of the Hotel/Casino Facilities and all other facilities related to the Business shall be at least as good as on the date of the First Amendment, ordinary wear and tear, casualty and condemnation excepted.

         6.13 Seller Put Option. In the event that this Agreement is terminated by the Special Committee or Isle of Capri on behalf of the Purchaser pursuant to
Section 12.1(f) of this Agreement, Seller shall have the right (the "Seller Put Option") for a period of thirty (30) days after such termination (the "Put Option Exercise Period"), in Seller's sole discretion, to sell, convey, assign, transfer and deliver to the Purchaser, and Purchaser shall have the obligation to purchase all of Seller's and Gemini's respective right, title and interest in and to the First Closing Assets, in each case in accordance with Article 2 of this Agreement. The Seller shall exercise the Seller Put Option by delivering to the Purchaser within the Put Option Exercise Period written notice of the Seller's intention to exercise the Seller Put Option. The parties to this Agreement agree to consummate the purchase and sale of the First Closing Assets as soon as practicable after the satisfaction or waiver of all conditions to the First Closing set forth in Article 7 of this Agreement, but not prior to the date of the closing of the Merger.

         6.14 Section 338(h)(10) Election. (a) At the Purchaser's option, the Seller shall make a joint election(s) with the Purchaser under Section 338(h)(10) of the Code, and any corresponding elections permitted under state or local law, with respect to the purchase of the Shares of either or each of the Companies (each a "Section 338(h)(10) Election"); provided, that the Purchaser must notify the Seller if it wishes to make such an election or elections no later than forty-five (45) days after the First Closing Date (in the case of the sale of IMPS Shares) or the Second Closing Date (in the case of the sale of Gemini Shares), and in no event later than one hundred fifty (150) days prior to the due date for filing Internal Revenue Service Form 8023 with respect to such 338(h)(10) Election. The Seller and the Purchaser shall, not later than one hundred twenty (120) days prior to the filing date, exchange completed and executed copies of the Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. The Purchaser shall prepare an allocation schedule with respect to each 338(h)(10) Election (each an "Allocation Schedule") allocating the Purchase Price allocated to the relevant Shares and the liabilities of the such Company among the assets of the such Company in accordance with Section 338 of the Code and the regulations issued thereunder, and shall submit such Allocation Schedule to the Seller for its review and signature no later than ninety (90) days prior to the filing date. The Purchaser shall consult with the Seller as it prepares an Allocation Schedule.

         (b) The Seller will notify the Purchaser in writing within thirty(30) days of delivery of the Allocation Schedule if it does not agree with an Allocation Schedule. Any disputed items not resolved between the parties within five (5) days shall be resolved by an independent accountant or accounting firm reasonably acceptable to both the Seller and the Purchaser, whose determination shall bind all parties. The Purchaser shall bear the cost of such independent accountant or accounting firm. Each of the Seller, the Purchaser and the Companies will file all Tax Returns and reports in a manner consistent with the Allocation Schedule and will not take any position for purposes of any Taxes respecting the allocation of the Purchase Price and the liabilities of the Companies which is inconsistent with the Allocation Schedule.

         (c) Prior to making any Section 338(h)(10) Election, the Purchaser shall pay to the Seller with respect to such Section 338(h)(10) Election an amount of cash equal to any Taxes imposed on the Seller as a result of such
Section 338(h)(10) Election and the payment required by this subsection 6.14(c). Such amount shall be computed as the product of (y) the excess of (i) the Seller's combined federal, state and local Tax liability (determined by treating Seller as in the highest marginal Tax bracket in each such jurisdiction, ignoring any effect of the alternative minimum Tax, and by treating state and local Taxes as non-deductible) on the taxable income resulting from such Section 338(h)(10) Election (as reflected on the Tax Return of each Company) over (ii) the amount of the Seller's combined federal, state and local Tax liability (determined by treating all gain on the sale of each Company as long-term capital gain, taxable at the Tax rates applicable to long-term capital gains) on the taxable income that the Seller would have recognized had no Section 338(h)(10) Election been made, as agreed by the Purchaser and the Seller, multiplied by (z) a fraction, the numerator of which is one, and the denominator of which is one minus the Seller's combined federal, state and local Tax liability (determined by treating Seller as in the highest marginal Tax bracket in each such jurisdiction, ignoring any effect of the alternative minimum Tax, and by treating state and local Taxes as non-deductible). In the event the Purchaser fails to make the payment contemplated by this Section 6.14, the Seller shall be relieved of any obligation to join in the filing of Section 338(h)(10) Election.

         (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Purchaser shall be responsible for, and shall indemnify the Seller for and against, (y) the excess of (i) any Tax imposed on the Seller or the Companies which is attributable to or arises out of any Section 338(h)(10) Election (including but not limited to an election under Section 338(g) of the Code or similar provision of state, local or foreign law) with respect to the transactions contemplated herein over (ii) the Tax which would have been imposed on the Seller or the Companies had such election not been made, and (ii) any Taxes incurred by the Seller or the Companies on any payment pursuant to subsection 6.14(c) or this subsection 6.14(d).

7. Conditions Precedent to the Purchaser's Obligations Prior to the First
Closing.

         The obligations of the Purchaser prior to the First Closing are subject to the satisfaction, at or before the First Closing, of the conditions set out below. The benefit of these conditions is for the Purchaser only and may be waived in writing by the Special Committee at any time in its sole and absolute discretion.

         7.1 Accuracy of Seller's, Gemini's and IMPS' Warranties. The warranties of each of the Seller, Gemini and IMPS shall be true and correct in all respects as of the date when made and as of the First Closing Date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date), as though made at that time as supplemented or amended in accordance with and subject to Section 6.7 hereof, and the Purchaser shall have received a certificate from each of the Seller, Gemini and IMPS attesting thereto signed by the Seller and a duly authorized officer of each of Gemini and IMPS.

        7.2 Performance by Seller, Gemini and IMPS. The Seller, Gemini and IMPS shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement including those set forth in Section 2.3(b) and the Purchaser shall have received a certificate attesting thereto signed by the Seller and a duly authorized officer of each of Gemini and IMPS.

         7.3 Consents. All Consents (including the Consents set forth on Schedules 3.5 and 5.4) which are required for the consummation of the purchase, sale and assignment of the First Closing Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the First Closing Date.

         7.4 HSR Act. Any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

         7.5 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee), and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Purchaser reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee).

         7.6 Release of Obligations; Liens. Seller and Gemini shall have delivered to the Purchaser at the First Closing a duly executed release and such other documents, instruments and certificates as Purchaser may request, in each case in form and substance satisfactory to Purchaser, in Purchaser's sole discretion, necessary to evidence (i) the termination of the obligations of IMPS in connection with the Credit Agreement and (ii) the release of any and all Liens against the Gemini Intellectual Property, the Company License Agreement and the License Agreement securing the obligations of the borrowers under the Credit Agreement;

         7.7 No Litigation. No Order (including a preliminary or permanent injunction or temporary restraining order) of any state, commonwealth or federal court or other Governmental Authority that prevents or restrains the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

         7.8 Merger. The Purchaser shall have consummated the transactions contemplated by the Merger Agreement and the Bridge Financing on terms reasonably acceptable to the Purchaser as contemplated by Section 6.11 hereof.

8. Conditions Precedent to the Purchaser's Obligations Prior to the Second Closing.

         The obligations of the Purchaser prior to the Second Closing are subject to the satisfaction, at or before the Second Closing, of the conditions set out below. The benefit of these conditions is for the Purchaser only and may be waived in writing by the Special Committee at any time in its sole and absolute discretion.

         8.1 Accuracy of Seller's and Gemini's Warranties. The warranties of each of the Seller and Gemini shall be true and correct in all respects as of the date when made and as of the Second Closing Date (except that any representations and warranties that speak as of a particular date shall continue to speak only as of such date), as though made at that time as supplemented or amended in accordance with and subject to Section 6.7 hereof, and the Purchaser shall have received a certificate from each of the Seller and Gemini attesting thereto signed by the Seller and a duly authorized officer of Gemini.

         8.2 Performance by Seller and Gemini. The Seller and Gemini shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement including those set forth in Section 2.4(b) and the Purchaser shall have received a certificate attesting thereto signed by the Seller and a duly authorized officer of Gemini.

         8.3 Consents. All Consents (including the Consents set forth on Schedules 3.5 and 5.4 and those referenced in Section 6.10) which are required for the consummation of the purchase, sale and assignment of the Second Closing Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the Second Closing Date.

         8.4 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee), and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Purchaser reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Purchaser and the Purchaser's counsel (including counsel to the Special Committee).

         8.5 Release of Obligations, Liens. Gemini shall have delivered to the Purchaser at the Second Closing, duly executed instruments necessary to evidence
(i) the termination of the obligations of Gemini in connection with the Credit Agreement, and (ii) the release of Liens securing the obligations described in the immediately preceding clause.

         8.6 Leases. The Real Property Leases and the Hotel/Casino Lease shall be in full force and effect on the Closing Date with no default by the Seller, either Company or any landlord under any of the Leases (individually a "Landlord" and collectively, the "Landlords") and the Purchaser through the Special Committee shall have a right to terminate this Agreement in the event of a default by the Seller, either Company or any Landlord under the Leases on the Second Closing Date.

         8.7 No Litigation. No Order (including a preliminary or permanent injunction or temporary restraining order) of any state, commonwealth or federal court or other Governmental Authority that prevents or restrains the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

         8.8 Landlord Estoppel Certificates. The Seller shall have obtained a current estoppel certificate from each Landlord under each Real Property Lease stating (i) that such Lease is in full force and effect and has not been amended, modified or supplemented other than as set forth in Schedule 3.12, (ii) that all rent and other sums and charges payable under such Lease are current, and setting forth the date through which such payments have been made, (iii) the amount of any tenant security or other similar deposit held by or on behalf of such Landlord under such Lease, (iv) that to the best knowledge of the lessor, no notice of default on the part of the Seller or termination notice has been served under such Lease which remains outstanding, (v) that to the best knowledge of the lessor, no default exists under such Lease, and that no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default and (vi) that, except as set forth in Schedule 3.12, the consummation of the transactions provided for herein will not constitute a default under such Lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder (a "Landlord Estoppel Certificate"). If the Seller is unable to obtain a Landlord Estoppel Certificate acceptable to the Purchaser, in Purchaser's sole and absolute discretion, then the Special Committee may either
(i) waive and close or (ii) on or before the Second Closing Date, elect to terminate this Agreement.

         8.9 Landlord Consents. The Seller shall have obtained the Consents of the Landlords under the Real Property Leases to the assignment of the Real Property Leases to the Purchaser to the extent required pursuant to the terms of the Leases.

         8.10 Governmental Approval. The consent and approval of the Nevada Gaming Commission, the Nevada Gaming Control Board and any other applicable Governmental Authority to the transfer of the Business and Properties to the Purchaser and all other transfers hereunder and the operation of the Business and Properties by the Purchaser, shall have been obtained.

         8.11 Title Insurance Endorsements. The ALTA Owner's policy referenced in Section 2.7(a) shall include endorsements insuring over the encroachments listed in Exception 29 to the Title Policy attached hereto as Schedule 1.1 similar to the endorsements listed in such Title Policy.

         8.12 No Material Adverse Change. No material adverse change shall have occurred in the business, properties, condition (financial or otherwise), prospects or results of operations of the Business of the Seller and Gemini, taken as a whole, since the date of the Gemini Interim Financial Statements other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States and other than as resulting from the sale of the First Closing Assets.

9. Conditions Precedent to the Seller's Obligations Prior to the First Closing.

         The obligations of the Seller prior to the First Closing are subject to the satisfaction, at or before the First Closing, of the conditions set out below to the satisfaction of the Seller. The benefit of these conditions is for the Seller only and may be waived on his behalf by the Seller in writing at any time in his sole discretion.

         9.1 Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct as of the date when made and as of the First Closing Date as though made at that time and the Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

         9.2 Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this

Agreement including those set forth in Section 2.3(c) and the Seller shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

         9.3 Consents. All Consents which are required for the consummation of the purchase, sale and assignment of the First Closing Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the First Closing Date.

         9.4 Absence of Litigation. There shall not have been issued and be in effect any Order of any court or tribunal of competent jurisdiction preventing or restraining the sale by the Seller of the Purchased Assets.

         9.5 HSR Act. Any applicable waiting period relating to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

         9.6 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Seller and each Company's counsel, and the Seller shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Seller reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Seller and each Company's counsel.

         9.7 Delivery of Agreements. The Purchaser, the Seller and Gemini shall have entered into the Purchaser License Agreement. IMPS and Gemini shall have entered into the Services Agreement.

10. Conditions Precedent to the Seller's Obligations Prior to the Second
Closing.

         The obligations of the Seller prior to the Second Closing are subject to the satisfaction, at or before the Second Closing, of the conditions set out below to the satisfaction of the Seller. The benefit of these conditions is for the Seller only and may be waived on his behalf by the Seller in writing at any time in his sole discretion.

         10.1 Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct as of the date when made and as of the Second Closing Date as though made at that time and the Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

         10.2 Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement including those set forth in Section 2.4(c) and the Seller shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

         10.3 Consents. All Consents which are required for the consummation of the purchase, sale and assignment of the Second Closing Assets shall have been obtained, shall be in full force and effect and shall not have been revoked as of the Second Closing Date.

         10.4 Absence of Litigation. There shall not have been issued and be in effect any Order of any court or tribunal of competent jurisdiction preventing or restraining the sale by the Seller of the Second Closing Assets.

         10.5 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Seller and each Company's counsel, and the Seller shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Seller reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Seller and Gemini's counsel.

         10.6 Releases. The Seller shall have been completely released from all guarantees and other contractual obligations to third parties incurred by him in connection with the Business or the Purchased Assets, including any obligations in connection with the Credit Agreement. All other parties named as borrowers in the Credit Agreement and as guarantors of the obligations under the Credit Agreement pursuant to any other document shall have received complete releases of any such obligations."

              (e) Section 11.1. Renumbered Section 11.1 of the Amended and Restated Purchase Agreement is hereby deleted in its entirety and replaced with the following:

"11. Obligations After the Closing.

         11.1 Closing of Tax Year. The Seller and the Purchaser hereby acknowledge that (i) effective as of the passing of title to the IMPS Shares on the First Closing Date, IMPS will cease to be an S corporation under the Code and (ii) effective as of the passing of title to the Gemini Shares on the Second Closing Date, Gemini will cease to be an S corporation under the Code. As a result, the S corporation taxable year of each Company will terminate as of the day before the applicable Closing Date and each Company will be required to file Tax Returns for the period beginning on the first day of its then current fiscal year and ending on the day before the applicable Closing Date (the "Final S Tax Period"). The Seller and the Purchaser hereby agree that each Company shall be treated as an S corporation for federal income Tax purposes, and by all states in which an "S" election is in effect, for the Final S Tax Period of each Company."

              (f) Renumbered Section 11.10 of the Amended and Restated Purchase Agreement is hereby amended by adding the following subsection (c):

              "(c) Subject to the terms and conditions of Section 11.11, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser Group and each member thereof for, from and against any and all Damages, directly or indirectly asserted against, resulting to, imposed upon or incurred by the Purchaser Group or any member thereof, at any time after the Second Closing Date by reason of or resulting from the termination of any Employee Benefit Plan that has been terminated or was otherwise previously sponsored or maintained by either Company. The amount of indemnification due under this Section 11.10(c) shall be calculated after deduction of (i) any amount of Damages which is attributable to the action or failure to act of any member of the Purchaser Group and (ii) any amounts as set forth in
         Section 11.8 of this Agreement. The Seller's indemnification obligations under this Section 11.10(c) are in addition to, separate from, and not subject to the terms or limitations of, the Seller's indemnification obligations under Section 11.3, 11.10(a) or 11.12."

              (g) Article 12. Renumbered Article 12 of the Amended and Restated Purchase Agreement is hereby deleted in its entirety and replaced with the following:

12. Termination.

         12.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned by notice given in writing as provided herein at any time prior to the Second Closing (provided, that any right to terminate other than pursuant to (a) and (b) must be exercised within thirty (30) days after the terminating party receives written notice of the event giving rise to such right of termination and further provided, that any right to terminate that is exercised at any time after the First Closing shall be deemed to be effective only with respect to the Second Closing Assets):

              (a) by mutual consent of the parties hereto;

              (b) by either the Purchaser or the Seller if the Second Closing shall not have occurred by December 31, 2000 (the "Outside Date"); provided, that if on or prior to the Outside Date (but on or after October 1, 2000), the Nevada State Gaming Control Board, the Nevada Gaming Commission and any other Governmental Authority whose approval is required have granted the gaming licenses or the approvals necessary for the Purchaser to consummate the purchase of the Purchased Assets, the Outside Date shall be extended to March 5, 2001; provided further, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Second Closing Date to occur on or before the Outside Date; and further provided that if the Outside Date is extended to March 5, 2001 as set forth in this Section 12.1(b), the Purchaser, or Isle of Capri on behalf of the Purchaser, shall reimburse the Seller for any obligations incurred by the Seller with respect to Taxes incurred in respect of the First Closing and the Second Closing not being consummated in the same calendar year, as well as a gross-up amount for any such reimbursement amounts paid to the Seller. Any payment made to the Seller in accordance with this Section 12.1(b) shall be paid within ten (10) days after the Seller makes written demand upon the Purchaser or Isle of Capri, but in no case earlier than five (5) business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority.

              (c) by either the Purchaser or the Seller if a court of competent jurisdiction shall have issued a Judgment or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Judgment or Order or other action shall have become final and nonappealable;

              (d) by the Seller if the Purchaser (x) breaches its representations and warranties, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein, and such breach or non-compliance as set forth in clauses (x) and (y) of this paragraph shall not have been cured within ten (10) days after receipt by the Purchaser of written notice specifying particularly such breach or non-compliance;

              (e) by either the Purchaser or the Seller as set forth in Section 12.5(b), or by the Purchaser as set forth in Section 12.4(b);

              (f) by the Special Committee on behalf of the Purchaser as set forth in Section 2.8(d), or Isle of Capri on behalf of the Purchaser as set forth in Section 2.9(d);

              (g) by the Purchaser, if the Seller, Gemini or IMPS (x) breaches any of their respective representations and/or warranties to the extent contained in this Agreement or (y) fails to comply in any material respect with any of their respective covenants and/or agreements contained in this Agreement, and such breach or non-compliance as set forth in clauses (x) and (y) of this paragraph shall not have been cured within ten (10) days after receipt by the Seller of written notice specifying particularly such breach or non-compliance; and

              (h) by the Purchaser, if a material adverse change as described in
         Section 8.12 has occurred.

         12.2 Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 12.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for the obligations set forth in
Section 13.1 hereof.

         12.3 Remedies for Breach. Nothing herein will relieve any party from liability for any breach of this Agreement. Without limiting the generality of the foregoing, if the Purchaser breaches this Agreement, the Seller, Gemini and IMPS shall be entitled to seek specific performance from the

Purchaser and if the Seller, Gemini or IMPS shall breach this Agreement, the Purchaser shall be entitled to seek specific performance from any of them.

         12.4 Fire or Other Damage.

              (a) If, prior to the Second Closing Date, all or any part of the Property is damaged by fire or other casualty, the Seller shall promptly inform the Purchaser of same and the following shall apply:

              (b) The risk of loss or damage to the Property by fire or other casualty, until the time of the delivery of the deeds as herein provided pursuant to Section 2.4(b)(9)(d)-(e) is assumed by the Seller and the Seller shall repair any such damage or pay insurance as provided below prior to the Second Closing; provided, that if more than 10% of the rentable square feet of the Property is destroyed or severely damaged as a result of such casualty and such loss or damage materially impairs the operation of the Business and the Properties for at least four (4) months after the date of such loss or damage, but not more than two (2) months after the Second Closing Date, the Purchaser shall have the option, exercisable by notice to the Seller within 30 days after receipt of written notice of such loss or damage, to terminate this Agreement and thereupon this Agreement shall be deemed null and void and the parties shall be released from all further obligation and liability hereunder. If less than 10% of the rentable square feet of the Property is destroyed or severely damaged, if the condition set forth in the preceding sentence is not satisfied or if the Purchaser fails to exercise the option hereinabove granted within the time period provided, this Agreement shall continue in full force and effect, without any abatement of the Second Closing Purchase Price by reason of such loss or damage; and the Seller shall repair such damage prior to Second Closing, or at the option of the Purchaser, at the Second Closing, the Seller shall pay to the Purchaser the amount of any insurance proceeds paid by the Seller's insurance company in connection with such damage less all sums reasonably expended by the Seller in collecting the same and all sums expended by the Seller pursuant to this Section 12.4 and shall execute and deliver an assignment (without recourse to the Seller) of all future sums to be paid by the Seller's insurance company in connection with such damage.

              (c) The Seller shall consult with, and keep the Purchaser advised of, the Seller's progress in connection with all actions required to adjust, compromise and collect the proceeds payable under the applicable policy or policies of casualty insurance. Provided that the Purchaser has agreed to consummate the sale of the Property following a casualty, the Seller shall not agree to any settlement of the insurance proceeds payable in connection with any such casualty without the Purchaser's approval, which approval shall not be unreasonably withheld.

              (d) The Seller, prior to the Second Closing Date and upon the collection of the insurance proceeds paid in connection with a casualty, shall cause to be promptly commenced all work necessary to restore or repair the damage or destruction caused by such casually. The Seller shall cause to be entered into such Contracts and agreements and cause to be prepared such plans and specifications as may be necessary to undertake such work, subject in each case to the approval of the Purchaser, which approval shall not be unreasonably withheld. Such Contracts, agreements, plans and specifications shall not be modified or amended in any material respect without the Purchaser's approval, such approval not to be unreasonably withheld. If such restoration or repair shall not be completed by the Second Closing Date, the Second Closing Date shall be adjourned until the restoration or repair is completed, or at the Purchaser's option, the Seller and the Purchaser shall proceed with the Second Closing. In such event, at the Second Closing, the Seller shall assign to the Purchaser any and all Contracts and agreements entered into by the Seller in connection with such restoration and repair, together with any plans and specifications prepared in connection therewith.

         12.5 Condemnation.

              (a) If, prior to the Second Closing Date, all or any part of the Property is taken by eminent domain (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), the Seller shall promptly give the Purchaser written notice thereof and the following shall apply:

              (b) In the event a "material part of the Property" (as defined below) is taken (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), either party may, by written notice to the other, elect to cancel this Agreement prior to the Closing Date and thereupon this Agreement shall be deemed null and void and the parties shall be released from all further obligation and liability hereunder.

              (c) In the event an immaterial part of the Property is taken (or is the subject of a pending taking or a taking which has been announced by a Governmental Authority, which, in either case, has not been consummated), neither party shall have any right to cancel this Agreement or if neither party exercises its right to terminate pursuant to Section 12.5(b), title shall nonetheless close in accordance with this Agreement, without any abatement on the part of the Purchaser by reason of such taking; provided, that, at the Second Closing, the Seller shall pay to the Purchaser the amount of any award for or other proceeds on account of such taking which may have been paid as a result of such taking and shall execute and deliver an assignment (without recourse to the Seller) of all future sums to be paid by the Governmental Authority in connection with such taking.

              (d) For purposes of this Section 12.5, "material part of the Property" shall mean 10% of the rentable square footage of the Property, or a lesser portion of the Property as, when so taken, would leave remaining a balance of the Property which, due either to the area so taken or the location of the parts so taken in relation to the part not so taken, would not, under economic conditions, Zoning laws or building regulations then existing or prevailing, readily accommodate a new or reconstructed building or buildings of a type and size generally similar to the building or buildings existing on the date of such taking or would result in the lack of reasonable access to public roads.

              (e) The Seller, prior to the Second Closing Date and upon the collection of the award made in connection with a taking, shall cause to be promptly commenced all work necessary to restore or repair the damage or destruction caused by such taking. The Seller shall cause to be entered into such Contracts and agreements and cause to be prepared such plans and specifications as may necessary to undertake such work, subject in each case to the approval of the Purchaser, which approval shall not be unreasonably withheld. Such Contracts, agreements, plans and specifications shall not be modified or amended without the Purchaser's approval, such approval not to be unreasonably withheld. If such restoration or repair shall not be completed by the Second Closing Date, then the Second Closing Date shall be adjourned until restoration or repair is completed, or at the Purchaser's option, the Seller and the Purchaser nevertheless shall proceed with the Second Closing. In such event, at the Second Closing, the Seller shall assign to the Purchaser any and all Contracts and agreements entered into by the Seller in connection with such restoration and repair, together with any plans and specifications prepared in connection therewith."

              (i) Sections 13.2, 13.3 and 13.6. Renumbered Sections 13.2, 13.3 and 13.6 of the Amended and Restated Purchase Agreement are hereby deleted in their entirety and replaced with the following:

         "13.2 Transfer Taxes.

              (a) All stock transfer, Real Property transfer, documentary, registration, value-added and other similar Taxes (including interest, penalties and additions thereto) incurred in connection with the transactions contemplated by the Agreement shall be borne by the Seller, and the Seller shall indemnify the Purchaser for any such Taxes incurred by the Purchaser as a result of the Seller's failure to timely pay such Taxes. All sales and use Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser.

              (b) The Seller shall deliver to the Purchaser at or prior to the Second Closing a certificate, in form and substance reasonably satisfactory to the Purchaser, certifying that all payments under this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

         13.3 Publicity. At all times from the date hereof to the Second Closing, the parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall notify and use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

         13.6 Assignment; Binding Effect; Successors and Assigns. Prior to the Second Closing, none of the parties hereto shall assign (except by means of the Merger as contemplated by the Merger Agreement) any rights hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto (including following the change of control of any such party or following any sale, or other transfer, of all or substantially all of the assets of any such party) and their respective successors (including a purchaser of all or substantially all of the assets of or a controlling equity interest in any such party) and permitted assigns. Notwithstanding the foregoing or any other provision of this Agreement, the Seller may transfer the Shares or any of the Seller's right, title or interest in or to any Assets (including the Property) to members of his family or trusts for the benefit of members of his family or pursuant to his will or the laws of intestate succession, so long as each transferee shall have agreed to be bound by the terms of this Agreement (and each such transferee shall be deemed to be included in the term "Seller"); provided that no such transfer shall release the Seller from any of his representations, warranties, covenants or obligations under this Agreement; and further provided that no such transfer shall invalidate either Company's status as an "S Corporation" under Sections l361 through 1379 of the Code and further provided, that no such transfer shall materially and adversely affect the ability of any party to timely perform its obligation under this Agreement or otherwise to consummate the transactions contemplated by this Agreement."

              (i) Section 13.15. The following is hereby inserted as a new
Section 13.15 of the Amended and Restated Purchase Agreement:

         "13.15 Third Party Beneficiary. The parties to this Agreement expressly acknowledge and agree that this Agreement confers certain benefits upon, and creates certain rights in favor of, Isle of Capri, including, without limitation, Sections 2.9 and 12.1(f) of this Agreement and the right, from and after the closing date of the Merger Agreement, to cause Purchaser to exercise its rights under this Agreement. Notwithstanding the foregoing, the parties to this Agreement expressly acknowledge and agree that Isle of Capri shall have no obligations under this Agreement."

         (j) Schedule 3.11. Schedule 3.11 shall be deemed amended by adding a reference to the amendments to the License Agreement and the Company License Agreement, the Purchaser License Agreement, and that certain marketing agreement dated as of the date hereof between Gemini and IMPS, relating to the provision of certain marketing services by IMPS to Gemini consistent with past practice, as set forth in Section 6.1(c)(4) of the Amended and Restated Purchase Agreement as amended by this First Amendment.

         (k) Any provision in the Amended and Restated Purchase Agreement notwithstanding, Gemini may distribute any moneys Gemini receives under the Amended and Restated Purchase Agreement as amended hereby.

3. Authorization of First Amendment. The parties hereto each represent and warrant that their respective execution, delivery and performance of this First Amendment has been duly authorized (including by the Special Committee), this First Amendment is a legal, valid and binding obligation of each such entity enforceable in accordance with its terms, and this First Amendment does not conflict with any agreement or obligation of the respective parties.

4. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5. Governing Law. This First Amendment shall be a contract made under and governed by the laws of the State of Delaware, without regard to conflict of law principles.

         IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            /s/ Andrew H. Tompkins
                                            ------------------------------------
                                            Andrew H. Tompkins


                                            GEMINI, INC.


                                            By: /s/ Andrew H. Tompkins
                                               ---------------------------------
                                            Name:  Andrew H. Tompkins
                                            Title: President


                                            INTERNATIONAL MARCO POLO'S
                                            SERVICES, INC.


                                            By: /s/ Andrew H. Tompkins
                                               ---------------------------------
                                            Name:  Andrew H. Tompkins
                                            Title: President


                                            LADY LUCK GAMING CORPORATION


                                            By: /s/ Rory J. Reid
                                               ---------------------------------
                                            Name:  Rory J. Reid
                                            Title: Senior Vice President


                                            ISLE OF CAPRI CASINOS, INC.
                                            solely with respect to
                                            Sections 2.9(d) and 12.1(f)

                                            By: /s/ Allan B. Solomon
                                               ---------------------------------
                                            Name:  Allan B. Solomon
                                            Title: Executive Vice President,
                                                   General Counsel and Secretary

                                    EXHIBIT A

                           PURCHASER LICENSE AGREEMENT

                                    EXHIBIT C

                               SERVICES AGREEMENT